Exhibit 2.1(a)

AMERICAN INTERNATIONAL GROUP, INC.
1271 Avenue of the Americas
New York, New York 10020

August 7, 2023

RenaissanceRe Holdings Ltd.
12 Crow Lane
Pembroke HM19, Bermuda
Attention: Shannon Bender, General Counsel

Re: Stock Purchase Agreement

Dear Ms. Bender,

    Reference is made to that certain Stock Purchase Agreement, dated May 22, 2023 and as amended June 15, 2023 (the “Agreement”), by and between American International Group, Inc. (“Parent”) and RenaissanceRe Holdings Ltd. (“Acquiror”). Capitalized terms used but not defined in this letter agreement have the meaning given to such terms in the Agreement.

    Parent and Acquiror hereby agree that, with effect as of May 22, 2023:

1.Section 3.05 of the Parent Disclosure Schedule shall be deleted and replaced in its entirety with Exhibit A attached hereto;

2.Section 8.01(b) of the Parent Disclosure Schedule shall be deleted and replaced in its entirety with Exhibit B attached hereto; and

3.Section 4.03(b) of the Acquiror Disclosure Schedule shall be deleted and replaced in its entirety with Exhibit C attached hereto.

    Except as expressly set forth herein, the terms, provisions and conditions of the Agreement and the other Transaction Agreements remain in full force and effect and nothing in this letter agreement will constitute a waiver of compliance with respect to the Agreement or any other Transaction Agreement in any other instance, or change, amend, supplement or modify, or be construed as a change, amendment, supplement or modification to, any other term, provision or condition of the Agreement or any other Transaction Agreement.

    The provisions of Section 11.01 (Notices), Section 11.03 (Severability), Section 11.04 (Entire Agreement), Section 11.05 (Assignment), Section 11.06 (No Third-Party Beneficiaries), Section 11.07 (Amendment; Waiver), Section 11.09 (Governing Law; Venue; Waiver of Jury Trial), and Section 11.10 (Rules of Construction), and Section 11.13 (Counterparts) of the Agreement are hereby incorporated into and will apply to this letter agreement mutatis mutandis.

Please indicate your acceptance of this letter agreement by countersigning this letter agreement.

Sincerely,

AMERICAN INTERNATIONAL GROUP, INC.

By: /s/ Sabra R. Purtill
Name: Sabra R. Purtill
Title: Executive Vice President and
Chief Financial Officer

Agreed and accepted:

RENAISSANCERE HOLDINGS LTD.

By: /s/ Shannon Lowry Bender
Name: Shannon Lowry Bender
Title: Group General Counsel & Corporate Secretary